CONFIRMING STATEMENT



This Statement confirms that the undersigned,
David T. Sebastian, has  authorized  and  designated
any one of  Stephen  M.  Morain, Robert A. Simons
or Douglas V. Shelton to execute and file on the
undersigned's  behalf  all  Forms 3,  4,  and  5
(including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of FBL Financial Group, Inc. The authority of Stephen M. Morain, Robert A. Simons and Douglas V. Shelton under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of FBL
Financial Group, Inc., unless earlier revoked in writing. The undersigned acknowledges that Stephen
M. Morain, Robert A. Simons and Douglas V. Shelton are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                              /s/ David T. Sebastian
Date: November 3, 2004        ________________________
                               David T. Sebastian